Exhibit 5.1

Brookfield Reinsurance Ltd. 94 Pitts Bay Road Pembroke, Bermuda HM08	Email CLangley@applebyglobal.com Direct Dial +1 441 298 3202

Appleby Ref

452358.0008/CL/MEB/AK

18 August 2023

Ladies and Gentlemen

Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Fax +1 441 292 8666

applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Brookfield Reinsurance Ltd.

We have acted as legal advisers as to matters of Bermuda law to Brookfield Reinsurance Ltd., an exempted company limited by shares incorporated in Bermuda (Company). We have been requested to render this opinion in connection with the filing by the Company and Brookfield Corporation (Brookfield) of:

1.  a registration statement on Form F-4 dated 18 August 2023 (as may be amended, the Registration Statement) filed with the Securities and Exchange Commission (SEC) on the date hereof pursuant to the U.S. Securities Act of 1933, as amended (Securities Act), relating to the issuance of the aggregate of up to 40,000,000 class A-1 exchangeable non-voting shares, US$33.559 par value per share, of the Company (Class A-1 Shares), which will be distributed in connection with the exchange offer made by the Company to the holders of class A limited voting shares of Brookfield (Offer); and

2.  the offer to exchange/circular contained in the Registration Statement (as may be amended, the Offer to Exchange/Circular).

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (Documents).

ASSUMPTIONS

In stating our opinion we have assumed:

1.  the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

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2.  the genuineness of all signatures on the Documents;

3.  the authority, capacity and power of persons signing the Documents;

4.  that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

5.  that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

6.  the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Company Search and the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Company Search and the Litigation Search;

7.  that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Company in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

8.  that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the board of directors of the Company by way of unanimous written resolutions and that there is no matter affecting the authority of the directors of the Company to effect the issue of the Shares (defined below) on behalf of the Company, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

9.  any amendment to the Registration Statement and the Offer to Exchange/Circular is properly authorized by the Company and the terms and transactions contemplated by any such amendment adopted would not be inconsistent with the Resolutions and the terms and transactions contemplated by the Offer to Exchange/Circular and the Registration Statement as of the date hereof; and

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10.  that none of the parties to the Registration Statement or Offer to Exchange/Circular carries on investment business in or from Bermuda (as defined in section 4 of the Investment Business Act 2003).

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.  The Company is an exempted company limited by shares and incorporated and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

2.  The issue of the Class A-1 Shares by the Company pursuant to the Offer has been duly authorized by all necessary corporate action on the part of the Company and when issued pursuant to the Offer, pursuant to the terms of the Resolutions and in accordance with the terms and conditions referred to or summarized in the Offer to Exchange/Circular and the Registration Statement (including any documents incorporated by reference therein) and the Constitutional Documents, the Class A-1 Shares to be issued by the Company will be validly issued, fully paid and non-assessable Class A-1 Shares of the Company.

3.  The issue of the class A exchangeable limited voting shares (Class A Shares, together with the Class A-1 Shares, Shares) by the Company upon conversion of the Class A-1 Shares to be issued pursuant to the Offer has been duly authorized by all necessary corporate action on the part of the Company and when issued pursuant to the terms of the Resolutions and in accordance with the terms and conditions referred to or summarized in the Offer to Exchange/Circular and the Registration Statement (including any documents incorporated by reference therein) and the Constitutional Documents, the Class A Shares to be issued by the Company will be validly issued, fully paid and non-assessable Class A Shares of the Company.

RESERVATIONS

We have the following reservations:

1.  We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

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2.  Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

3.  Any reference in this opinion to Shares being “non-assessable” shall mean, in relation to fully-paid Shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of such Shares, that: no holder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their Shares of the Company, to satisfy claims of creditors of the Company, or otherwise.

4.  In opinion 1 above, the term “good standing” means only that the Company has received a Certificate of Compliance from the Registrar of Companies in Hamilton, Bermuda which confirms that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

5.  With respect to opinions 2 and 3, we have relied upon statements and representations made to us in the Officer’s Certificate provided to us by an authorised officer of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Officer’s Certificate, and we qualify such opinions to the extent that the statements or representations made in the Officer’s Certificate are not accurate in any respect.

5.1  Searches of the public files at the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book (Causes Book) and the Judgment Book (Judgment Book) at the Registry of the Supreme Court are not conclusive and it should be noted that such public files at the Register of Companies and the Causes Book and Judgment Book do not reveal:

5.1.1details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

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5.1.2  details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

5.1.3  whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

5.1.4  whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

6.   whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless and until a notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

7.   In order to issue this opinion we have remotely received the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of receipt thereof.

8.   In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

DISCLOSURE

This opinion is addressed to you in connection with the registration of the Shares with the SEC and is not to be used, quoted or relied upon for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company and further consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and Offer to Exchange/Circular.

This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

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Yours faithfully /s/ Appleby (Bermuda) Limited Appleby (Bermuda) Limited

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SCHEDULE

1.  Certified copies of, inter alia, the Certificate of Incorporation, Memorandum of Association and Bye-Laws of the Company (collectively, Constitutional Documents).

2.  A search of the entries and filings shown and available for inspection in respect of the Company in the register of charges and on file of the Company maintained in the register of companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by an electronic company extract prepared by the Registrar of Companies on 17 August 2023, and the documents delivered by the Registrar of Companies in connection therewith (Company Search).

3.  A search of the entries and filings shown and available for inspection in respect of such Company in the Causes Book and the Judgment Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by searches conducted on 17 August 2023 (Litigation Search).

4.  Copies of the unanimous written resolutions of the board of directors of the Company dated effective 17 March 2023 and 30 June 2023 (collectively, Resolutions).

5.  A copy of an officer’s certificate dated 18 August 2023 and signed by an officer of the Company in respect of the Shares (Officer’s Certificate).

6.  A copy of the certificate of compliance dated 17 August 2023 in respect of the Company issued by the Registrar of Companies.

7.  A copy of the Registration Statement.

8.  A copy of the Offer to Exchange/Circular.

9.  A copy of the register of officers and directors of the Company.

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